Exhibit 99.1

Fred's Reports First Quarter 2014 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 29, 2014--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the first quarter ended May 3, 2014.

For the first quarter ended May 3, 2014, Fred's net income totaled $6.1 million or $0.17 per diluted share compared with net income of $11.4 million or $0.31 per diluted share for the first quarter ended May 4, 2013.

Fred's total sales for the first quarter of fiscal 2014 were $498.3 million compared with $501.5 million for the first quarter last year. Comparable store sales for the quarter declined 1.9% versus a decrease of 1.3% for the first quarter last year.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "As we outlined in our April sales release, the first quarter was a challenging period for Fred's due to a number of headwinds. These challenges included intense competitive promotions and poor weather throughout much of the spring, which affected general merchandising. In addition to the sales impact of these issues, we also encountered extraordinary inflationary pressures on generic drugs in the first quarter, as we forecasted in our year-end 2013 press release. Third-party payers have been slow to increase reimbursement rates to match higher drug costs, lowering pharmacy margin for the first quarter. In addition, typical delays in the approval of Work Opportunity Tax Credits increased our income tax rate for the quarter, which in turn reduced earnings per share for the quarter by $0.01; this tax credit is expected to be renewed retroactively this year.

"We were pleased with sales trends in our pharmacy department, reflecting ongoing comparable script growth, and its continued expansion, as we added seven new pharmacies during the quarter," Efird added. "EIRIS Health Services, Fred's specialty pharmacy division, added several new team members and experienced solid script and sales growth, as we continue to accelerate our penetration of this fast-expanding segment of the pharmacy industry.

"Realizing that customers' shopping habits are changing faster than ever, we recognize that we need to adapt to these changes and meet customers' needs on their terms," Efird continued. "Using internal resources, focus groups and consultants, we have identified several key opportunities, after factoring out the impact of the slower economic recovery in the southeast and the unusually harsh winter. What we learned from the four months of research is exciting and has provided the basis for an action plan. In mid-April, we implemented a two-part strategy designed to address pharmacy opportunities and the general merchandising changes we will be making to become the convenient, small-box store of choice.

"Fred's new strategy takes into consideration the ongoing emergence of internet shopping," said Efird. "This trend continues to reduce trips to conventional brick-and-mortar stores, but, at the same time, potentially expands the number of convenience, need-based shopping trips. We will be marketing the diverse categories we carry compared with other small box competitors to emphasize convenience, using a new marketing and signage strategy. The front end of our stores will be re-laid with power displays and pallets, along with a faster check-out configuration, all focused on ease of shopping and designed to emphasize the advantages of shopping at Fred's 15,000-square-foot box. With these changes, Fred's will be better positioned to serve more of the need-based categories, providing our customers with an easier and more convenient shopping experience.

"We are now engaged in a robust reworking of our current pharmacy distribution agreement, with benefits expected to begin in the second half of 2014 and with the full impact anticipated in 2015," Efird added. "We will be making the general merchandising changes over the balance of this year, which include cleaning out unproductive SKUs and exiting categories that do not align with Fred's enlarged convenience model. The costs of these branding, marketing and merchandising strategies will be finalized by the end of the second quarter. We currently estimate the book write-down of cleared inventory to be in the range of $10 to $12 million, exclusive of additional store closings."

In closing, Efird said, "Our new marketing program began in late May and is scheduled to be fully implemented in mid-July. Our plan is to begin implementing the new front end, adjacencies and fixtures in late June, with substantial completion early in the fourth quarter and the balance in the first quarter of 2015. Based on this outlook, we expect that second quarter earnings per share will be in the range of $0.04 to $0.09 on an operating basis, exclusive of one-time charges, compared with operating performance of $0.09 last year. However, we are optimistic about the opportunities we see in the back half of 2014, and we are confident that full-year operating earnings per share will reach a range of $0.60 to $0.68."

Fred's gross profit for the first quarter of 2014 decreased to $142.5 million from $151.0 million in the prior-year period. Gross margin for the quarter decreased 150 basis points to 28.6% from 30.1% in the same quarter last year. The deleveraging for the quarter was driven by inflation on pharmacy department purchases, primarily generics, coupled with continued pressure on reimbursement rates. The general merchandise margins were negatively affected by the ongoing sales mix shift to lower-margin consumables and increased promotional activities.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, were flat compared with the prior-year at 26.6% of sales. Increasing occupancy-related costs were offset by controlling other store-controllable expenses and insurance-related expenses.

For the first quarter of 2014, earnings before interest, taxes, depreciation and amortization, or EBITDA, a non-GAAP measure, decreased to $19.9 million or 4.0% of sales compared with $28.1 million or 5.6% of sales in the year-earlier quarter.

For the first quarter of 2014, operating income, which is equivalent to earnings before interest and taxes, or EBIT, also a non-GAAP measure, decreased to $10.0 million or 2.0% of sales compared with $17.8 million or 3.5% of sales in the prior-year period.

During the first quarter, Fred's net new locations were unchanged, but activity consisted of two full-service store openings, four new Xpress pharmacy locations and the closure of four full-service stores and two Xpress pharmacy locations, one of which was converted to a full-service store.

The Company provides the following guidance for the second quarter of 2014:

  Total sales are expected to increase in the range of 1% to 3%.
  Comparable store sales are expected to be in the range of flat to up 2%, reflecting the new marketing initiatives and continued growth in Pharmacy department sales.
  Earnings per diluted share on an operating basis are forecasted to be in the range of $0.04 to $0.09 compared with $0.09 last year. The lower earnings are primarily attributed to the continued impact of higher generic drug pricing on pharmacy department gross margin.
  Based on this outlook, the Company expects operating earnings per diluted share for 2014 to be in the range of $0.60 to $0.68 for 2014.

Currently, Fred's, Inc. operates 704 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's first quarter 2014 conference call may be accessed at the Company's web site. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until June 29, 2014.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the ultimate terms of the reworked pharmacy distribution agreement, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended May 3, 2014	13 Weeks Ended May 4, 2013	Percent Change
Net sales	$498,264	$501,495	(0.6)%
Operating income	$10,029	$17,784	(43.6)%
Net income	$6,118	$11,411	(46.4)%
Net income per share, basic and diluted	$0.17	$0.31	(45.2)%
Average shares outstanding:
Basic	36,606	36,507
Diluted	36,834	36,621

FRED'S, INC. Unaudited Fiscal 2014 First Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended May 3, 2014	% of Total	13 Weeks Ended May 4, 2013	% of Total
Net sales	$498,264	100.0%	$501,495	100.0%
Cost of goods sold	355,790	71.4%	350,476	69.9%
Gross profit	142,474	28.6%	151,019	30.1%
Depreciation & amortization	9,839	2.0%	10,301	2.1%
Selling, general and administrative expenses	122,606	24.6%	122,934	24.5%
Operating income	10,029	2.0%	17,784	3.5%
Interest expense, net	135	0.0%	135	0.0%
Income before income taxes	9,894	2.0%	17,649	3.5%
Provision for income taxes	3,776	0.8%	6,238	1.2%
Net income	$6,118	1.2%	$11,441	2.3%
Net income per share, basic and diluted	$0.17		$0.31
Weighted average shares outstanding:
Basic	36,606		36,507
Diluted	36,834		36,621

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	May 3, 2014	May 4, 2013

ASSETS:
Cash and cash equivalents	$8,189	$7,795
Inventories	382,882	369,883
Receivables	38,835	34,135
Other non-trade receivables	31,253	30,667
Prepaid expenses and other current assets	13,833	13,058
Total current assets	474,992	455,538
Property and equipment, net	151,071	157,031
Intangibles	60,455	41,162
Other non-current assets	5,243	3,258
Total assets	$691,761	$656,989

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$141,746	$112,166
Current portion of indebtedness	2,062	594
Accrued expenses and other	47,413	50,910
Income taxes payable	-	1,418
Deferred income taxes	24,768	23,876
Total current liabilities	215,989	188,964

Long-term portion of indebtedness	2,231	5,190
Deferred income taxes	-	3,745
Other non-current liabilities	16,911	17,522
Total liabilities	235,131	215,421
Shareholders' equity	456,630	441,568
Total liabilities and shareholders' equity	$691,761	$656,989

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and
Chief Financial Officer